EXHIBIT 99.1

                                  PRESS RELEASE

         WILLIAM PURSLEY NAMED PRESIDENT AND CHIEF OPERATING OFFICER OF
                           XECHEM INTERNATIONAL, INC.

Thursday December 4, 9:55 am ET

HEMOXIN for Sickle Cell Disease Leads Pursley's Orphan Drug Vision

NEW BRUNSWICK, N.J.--(BUSINESS WIRE)--Dec. 4, 2003--Xechem International, Inc. (OTCBB:XKEM - News) announced today that it has named William Pursley, President and Chief Operating Officer. After helping establish over $1 billion in orphan disease markets with companies such as Genentech, Genzyme, Bio-Technology General and Transkaryotic Therapies, the Company said Pursley has committed to lead Xechem with an orphan drug focus.

"My goal is to establish Xechem as the preeminent developer and marketer of orphan drugs worldwide. There are over 6,000 rare or so called "orphan diseases" in the U.S. directly affecting 24,000,000 patients," Pursley stated. If the family members who are indirectly affected are included, that number quadruples. Only about 300 of these diseases are being addressed in a definitive, therapeutic manner today. If taken in total, for those directly or indirectly affected by rare diseases, about one-third of the U.S. population is grossly underserved by the lack of medical options for many of the most devastating diseases. Again, if taken as a whole, this creates, by far, the largest, highest value health care market in the world. Because the U.S. gene pool is representative of Western Europe, Canada and Australia, it is logical to assume the orphan disease statistics are very similar in those areas. There are significant acquisition, legislative, regulatory, clinical trial design and commercial efficiencies common to all orphan drugs that can be capitalized on from a business model perspective."

Pursley added, "Sickle Cell Disease represents a $2 billion opportunity to serve the African Americans who suffer from this debilitating disease in the U.S. HEMOXIN(TM) is an excellent lead candidate for the orphan drug vision. Negotiations are also underway for additional orphan technologies in the near term."

Dr. Ramesh Pandey, Chairman and Chief Executive Officer of Xechem International stated, "To recruit someone of the caliber of Bill Pursley as a permanent member of the Xechem team is representative of the positive direction in which the Company is headed. His successful track record in commercializing companies and products in the orphan drug arena is well established."

Xechem International, Inc. is a fully integrated biopharmaceutical company focusing on proprietary technologies for orphan diseases. Its mission is to increase the quality and quantity of life of the people who suffer from these diseases.

For further information, contact Dr. Ramesh C. Pandey at 732-247-3300.

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks, uncertainties, including the ability of the Companies to successfully develop and commercialize their technologies, and other factors that may cause the actual results, performance or achievements of the Companies to be materially different from any future results, performance or achievements of the Companies expressed or implied by such forward-looking statements.

--------------------------------------------------------------------------------

Contact:

Xechem International, Inc.
Ramesh C. Pandey, 732-247-3300